Exhibit 4.1

[__], 2022

[Holder]

[Address]

Re: Amendment to Tranche 1 Warrants

Dear Holders:

Reference is hereby made to a proposed offering by Concert Pharmaceuticals, Inc. (the “Company”) of shares of its common stock, par value $0.001 per share (“Common Stock”), to be consummated on or before June 15, 2022 (the “Offering”).

This letter confirms that the undersigned fund[s] (i) [has][have collectively] exercised a portion of [its][their] existing tranche 1 warrants issued on November 5, 2021 (the “Tranche 1 Warrants”) by delivering an exercise notice to the Company (attached hereto as Exhibit A) and (ii) will deliver payment of the exercise price for such Tranche 1 Warrants on the closing date of the Offering, in each case, subject to the closing of the Offering (the “Exercise Commitment”).

This letter further confirms that, in consideration for the Exercise Commitment and subject to the closing of the Offering, the Company hereby amends (the “Warrant Amendment”), effective as of the closing of the Offering, the Tranche 1 Warrants by:

(i) reducing the Exercise Price (as defined therein) of the Tranche 1 Warrants that are subject to the Exercise Commitment from $5,340.00 per share to the lower of (x) $5,340.00 per share or (y) the price per share of Common Stock offered to the public in the Offering multiplied by 1,000; and

(ii) extending the Expiration Date (as defined therein) of the Tranche 1 Warrants that remain outstanding after exercise of the Exercise Commitment by amending the definition of Expiration Date for such remaining Tranche 1 Warrants as follows:

“Expiration Date” means the later of (i) August 21, 2022 or (ii) the twenty-first (21st) day after the occurrence of the public disclosure by the Company of the topline results of the Company’s CTP-543 THRIVE-AA2 Phase 3 clinical trial.

From and after the closing of the Offering, the Company agrees to promptly deliver to holders of the Tranche 1 Warrants amended Tranche 1 Warrants that reflect the Warrant Amendments in exchange for the surrender for cancellation of the Tranche 1 Warrants subject to the Exercise Commitment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Concert Pharmaceuticals, Inc.

By:
Name: Marc A. Becker
Title: Chief Financial Officer

[Holder]

By:
Name:
Title:

[SIGNATURE PAGE TO WARRANT AMENDMENT AGREEMENT]

Exhibit A

Exercise Notice

Ladies and Gentlemen:

(1)	The undersigned [is][are] the Holder[s] of Warrant[s] No[s]. 1-[_] (the “Warrant[s]”) issued by Concert Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant[s].

(2)	The undersigned hereby exercises [its][their] right to purchase the number of Warrant Shares set forth below pursuant to the Warrant[s].

(3)	Pursuant to this Exercise Notice, the Company shall deliver such Warrant Shares to the Holder[s] in accordance with the terms of the Warrant.

Dated:

[Holder]

Number of Warrant Shares Purchased: _______

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

[WARRANT EXERCISE NOTICE]